Exhibit 99.1

LASALLE HOTEL PROPERTIES ACQUIRES WESTIN MICHIGAN AVENUE HOTEL AND

HOUSE OF BLUES HOTEL IN CHICAGO, ILLINOIS

BETHESDA, MD, March 1, 2006 — LaSalle Hotel Properties (NYSE: LHO) today announced it has acquired the Westin Michigan Avenue Hotel for $214.7 million and the House of Blues Hotel and related Marina City retail and parking facilities for $114.5 million. The properties were purchased in separate and unrelated transactions.

“We are excited about these new investments and expanding our already geographically diverse portfolio with two AAA Four Diamond downtown Chicago hotels,” said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. “Chicago is one of the top hotel markets in the nation with thriving demand generators, low near-term supply growth, a 24-hour downtown and a diversified commercial base. The expansion of the McCormick Place Convention Center in 2007 by over 800,000 square feet should also add further demand growth.”

Westin Michigan Avenue Hotel

The AAA Four Diamond, full-service hotel is located in the heart of Chicago’s Magnificent Mile neighborhood, the city’s premier shopping and residential district. The 751 guestroom hotel includes underground parking, 3 retail stores, a beauty salon and a full-service restaurant. The hotel also offers guests 23 suites, 37,700 square feet of meeting space, a gift shop and a WestinWORKOUT® fitness center. The Westin Michigan Avenue is in close proximity to Chicago’s major demand generators, including McCormick Place Convention Center, numerous Fortune 500 corporate headquarters, Navy Pier, professional sports venues and other leisure attractions. The property will continue to be managed by Starwood Hotels & Resorts Worldwide, Inc.

“We are extremely pleased to acquire this premier Chicago hotel managed by Starwood,” said Mr. Bortz. “This marks the fourth Starwood managed asset in our portfolio and we look forward to growing this relationship in the future and improving this hotel.”

House of Blues Hotel

The AAA Four Diamond, full-service hotel is located at 329 N. Dearborn, along the Chicago River, in the River North area, and is part of the Marina City mixed-use development. The 367-room hotel includes 34 suites and 333 guestrooms uniquely decorated with a mix of Gothic, Moroccan and East Indian influences using rich vibrant colors, patterns and finishes. Hotel guests can enjoy VIP access to the adjacent House of Blues music hall and restaurant.

The acquisition includes over 115,000 square feet of retail and restaurant space at Marina City and 896 parking spaces encompassing the first 17 floors of the two adjacent Marina City residential towers. Major retail tenants include Smith & Wollensky Steakhouse, Crunch Gym, BIN 36 Restaurant, 10Pin Bowling Lounge and Bank One. The hotel will be managed by Gemstone Resorts International, LLC, a new relationship for LaSalle

Hotel Properties. Gemstone Resorts International is a management company specializing in unique high-style hotels and resorts.

“Gemstone is the perfect operator for this distinctive urban hotel,” remarked Mr. Bortz. “Their creativity and innovative strategies, as evidenced by the very successful Hotel ZaZa in downtown Dallas and other Gemstone operated properties, will aid us in developing a new vision and positioning for the House of Blues Hotel.”

LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, owning interests in 29 upscale and luxury full-service hotels, totaling approximately 9,600 guest rooms in 15 markets in 11 states and the District of Columbia. The Company focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier hotel operating companies, including Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Hilton Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Sandcastle Resorts & Hotels, Davidson Hotel Company, Gemstone Resorts International, LLC and the Kimpton Hotel & Restaurant Group, LLC.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. Forward-looking statements in this press release include, among others, statements about strength of the Chicago market, low supply growth, convention center expansion and future management relationships. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, and (viii) the risk factors discussed in the Company’s Annual Report on Form 10-K. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Additional Contacts:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties – 301/941-1500

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www.lasallehotels.com